Exhibit 99.3


                              FOR IMMEDIATE RELEASE


                FRONTIERVISION OPERATING PARTNERS, L.P. ANNOUNCES
                COMPLETION OF ACQUISITION OF SYSTEMS FROM COX AND
                 CLOSING OF $800 MILLION SENIOR CREDIT FACILITY


DENVER, CO (BUSINESSWIRE) - December 23, 1997 -

FrontierVision Operating Partners, L.P. ("FVOP" or the "Company") announced today that it completed the acquisition of cable television systems from an affiliate of Cox Communications, Inc. (the "Cox Systems"). The Cox Systems currently serve approximately 85,000 customers in the Central Ohio communities of Newark, New Philadelphia, Marion, Coshocton, Cambridge and Logan. With the Cox Systems, the Company will serve more than 220,000 customers in its Ohio cluster, including systems in Defiance and nearby Ashland, KY, that were purchased from Cox in 1996.

In connection with the acquisition of the Cox Systems, FVOP entered into a new senior credit facility ("New Credit Facility") providing aggregate $800.0 million in commitments. The proceeds from the New Credit Facility were used, in part, to finance the acquisition of the Cox Systems in central Ohio, as well as to refinance and replace the old Senior Credit Facility. Currently, there is approximately $430.0 million of indebtedness outstanding under the New Credit Facility. The remaining commitments are expected to be used primarily for continued acquisition activity during the course of 1998. The lead underwriters of the New Credit Facility are as follows: The Chase Manhattan Bank, as Administrative Agent, J.P. Morgan Securities Inc., as Syndication Agent, and CIBC Inc., as Documentation Agent.



FVOP, one of the 20 largest multiple cable system operators in the United States, serves more than 560,000 subscribers, primarily in Ohio, Kentucky and Maine.


INVESTOR CONTACT: James W. McHose, Vice President and Treasurer   (303) 757-1588
                  Email:  InvestorRel@FVP.com